Exhibit 99.1

Chesapeake Reports First Quarter 2002 Results

HIGHLIGHTS:

  First quarter 2002 EBITDA of $22.9 million and loss per share of $0.02 in line with management expectations
  Completed corporate restructuring program reduced corporate expenses for the first quarter of 2002
  Plastic Packaging segment margin improved
  Lower premium branded and luxury packaging sales affected the Paperboard Packaging segment's operating results
  Net debt balance reduced by $22 million since December 30, 2001

RICHMOND, Va. - Chesapeake Corporation (NYSE:CSK) today announced first quarter results for 2002.

FIRST QUARTER RESULTS

The net loss from continuing operations for the first quarter of 2002 was $0.3 million, or $0.02 per share, down from first quarter 2001 net income from continuing operations of $0.3 million, or $0.02 per share. Beginning in 2002, the Company's results no longer include the amortization of goodwill based on the adoption of a new accounting pronouncement, FASB Statement No. 142 ("FASB 142"). First quarter 2001 earnings from continuing operations, eliminating goodwill amortization, would have been $3.0 million, or $0.20 per share. Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $22.9 million for the first quarter of 2002 compared to $25.4 million for the first quarter of 2001. The decrease in earnings before goodwill amortization for the first quarter of 2002 compared to the first quarter of 2001 was due primarily to reduced sales volumes in premium branded, luxury and technology packaging markets, reduced operating margins in the food and household markets and increased interest expense. These reductions were partially offset by increased land sales and a reduction in corporate expenses. Net income for the first quarter of 2001 of $131.2 million included a gain on the sale of discontinued operations, net of tax, of $130.9 million, or $8.67 per share.

Net sales for the first quarter of 2002 were down 8 percent compared to net sales for the first quarter of 2001. On a local currency basis, which reflects 2002 results using 2001 foreign currency translation rates, net sales decreased 4 percent quarter-over-quarter. The decrease in local currency sales was due primarily to reduced sales volumes in the Paperboard Packaging segment.

MANAGEMENT COMMENTS

Chesapeake's Chairman, President & Chief Executive Officer Thomas H. Johnson said, "Our results for the first quarter of 2002, which historically is the slowest quarter for our Paperboard Packaging segment, were in line with our expectations. We continued to experience decreased sales volumes in our premium branded and luxury packaging markets."

Johnson continued, "During the first quarter, we completed the corporate headquarters restructuring program, enabling us to reduce overhead costs significantly. Additionally, we are also encouraged by improvements in our Plastic Packaging segment. As we look ahead in 2002, we are cautiously optimistic in anticipating modest increases in the operating results, driven primarily by operational performance improvements and lower overhead costs. We are continuing to invest in several projects to improve operational efficiencies, including plant consolidations, which should benefit operating results beginning in the second half of 2002."

SEGMENT REVIEW

Net sales for the Paperboard Packaging segment of $155.0 million for the first quarter of 2002 decreased 10 percent compared to net sales of $172.0 million for the first quarter of 2001. On a local currency basis, net sales decreased approximately 7 percent. The decrease in net sales was due primarily to reductions in sales volumes in the premium branded, luxury and technology packaging markets.

Earnings before interest and taxes ("EBIT") for the Paperboard Packaging segment of $11.5 million for the first quarter of 2002 decreased compared to first quarter 2001 EBIT of $14.4 million ($17.4 million without goodwill amortization), due primarily to reductions in sales volumes in the premium branded, luxury and technology packaging markets, and reduced operating margins in the food and household markets.

Net sales for the Plastic Packaging segment for the first quarter of 2002 were $25.2 million, down 3 percent compared to net sales of $25.9 million for the first quarter of 2001. On a local currency basis, net sales increased approximately 12 percent. The sales increase on a local currency basis was due primarily to strong sales in the specialty chemicals market and the African beverage market.

EBIT for the Plastic Packaging segment of $2.3 million for the first quarter of 2002 increased 44 percent compared to EBIT for the first quarter of 2001 of $1.6 million ($2.2 million without goodwill amortization). The higher EBIT reflects lower polymer prices and a higher margin sales mix.

The Company is continuing its effort to maximize the financial return from its remaining land holdings. EBIT for the Land Development segment for the first quarter of 2002 of $1.1 million compared to zero EBIT for the first quarter of 2001.

Corporate expenses for the first quarter of 2002 were $3.4 million compared to $5.7 million for the first quarter of 2001. Included in the first quarter of 2001 was approximately $1.0 million of consulting expenses. The remaining decrease in corporate expenses was due primarily to the effects of the 2001 corporate restructuring program.

FINANCE

Chesapeake's debt net of cash at March 31, 2002, was $447.9 million, down $21.9 million compared to December 30, 2001, due primarily to the receipt of cash payments on notes received for the sales of discontinued operations. The net debt-to-capital ratio at March 31, 2002, remained at 50 percent compared to December 30, 2001. Net interest expense for the first quarter of 2002 increased $2.1 million compared to the first quarter of 2001, due primarily to a higher average cost of debt resulting from last year's fourth quarter sale of subordinated notes and amendment of the Company's principal bank credit facility and the interest costs attributed to discontinued operations in 2001.

OUTLOOK

For 2002, the Company continues to expect revenue in the range of $780 million to $820 million, EBITDA in the range of $125 million to $135 million and earnings from continuing operations, before restructuring activities, in the range of $1.60 to $1.80 per share. The expected earnings per share anticipates improvement in operating results, which is expected to be more than offset by higher interest and income tax costs. Additionally, restructuring activities intended to further integrate the recent paperboard packaging acquisitions, including the proposal to close a food and household plant in Congleton, England announced this month, are expected to result in charges in the range of $0.10 to $0.15 per share. The outlook reflects the discontinuation of goodwill amortization in accordance with FASB 142. Additionally, the Company completed the transitional goodwill impairment test required by FASB 142, which did not result in the impairment of recorded goodwill. Except as otherwise indicated, the outlook does not reflect the potential impact of any acquisitions, divestitures, or other structural changes in the Company's continuing operations that may be completed after the date of this release or fluctuations in foreign exchange translation rates.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 50 locations in Europe, North America, Africa and Asia and employs approximately 5,800 people worldwide. The company's website address is http://www.cskcorp.com.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the Company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions except per share data)

	First Quarter
INCOME STATEMENT	2002	2001
Net sales from continuing operations	$182.1	$198.2
Costs and expenses:
Cost of products sold	150.2	159.8
Selling, general, and administrative expenses	22.0	30.3
Other income (expenses), net	1.6	2.2
EBIT from continuing operations	11.5	10.3
Interest expense, net (a)	11.9	9.8
(Loss) income from continuing operations before taxes	(0.4)	0.5
Income tax (benefit) expense	(0.1)	0.2
(Loss) income from continuing operations	(0.3)	0.3
Gain (loss) on sale of discontinued operations, net of taxes (a) (b)	-	130.9
Net (loss) income	(0.3)	131.2

Diluted earnings per share:
(Loss) income from continuing operations	$(0.02)	$0.02

Gain on sale of discontinued operations, net of taxes (a) (b)		8.67
Net (loss) income	$(0.02)	$8.69

Weighted average shares and equivalents outstanding - diluted	15.1	15.1

Other items:
EBITDA from continuing operations	$22.9	$25.4
Depreciation from continuing operations	11.4	11.5
Goodwill amortization from continuing operations	-	3.6
Capital expenditures for continuing operations	10.1	10.8
(Loss) income from continuing operations before goodwill amortization (c)	(0.3)	3.0
(Loss) income from continuing operations before goodwill amortization per share(c)	$(0.02)	$0.20

(a) The first quarter 2001 results included interest expense allocated to discontinued operations of $3.6 million.

(b) The first quarter 2001 results included an after-tax gain on the sale of the Company's 5 percent equity interest in a tissue joint venture with Georgia-Pacific (which is classified as a discontinued operation) of $140.6 million, or
$9.31 per share, offset in part by an after-tax revision to the estimated loss on the planned sale of other discontinued operations of $9.7 million, or $0.64 per share.

(c) Income from continuing operations before amortization excludes the after-tax effect of noncash goodwill
Amortization expense

BALANCE SHEET	March 31,	Dec. 30,	April 1,
	2002	2001	2001
Assets
Current assets:
Cash and short-term investments	$26.9	$20.1	$123.3
Accounts receivable, net	119.4	124.7	127.8
Inventories	92.6	98.3	94.3
Other current assets	22.8	24.0	25.9

Total current assets	261.7	267.1	371.3
Property, plant, and equipment, net	325.4	338.3	350.3
Goodwill	520.4	529.4	523.8
Net assets of discontinued operations	-	-	226.8
Other assets	97.1	118.4	84.7

Total assets	$1,204.6	$1,253.2	$1,556.9

Liabilities and Stockholders' Equity
Current portion of long-term debt	$3.7	$1.6	$12.6
Taxes payable	11.6	12.4	289.9
Other current liabilities	193.1	211.0	192.9

Total current liabilities	208.4	225.0	495.4
Long-term debt	471.1	488.3	517.0
Other long-term liabilities	60.6	61.4	46.3
Postretirement benefits other than pensions	12.9	13.2	15.4
Deferred income taxes	34.0	34.3	36.7
Stockholders' equity	417.6	431.0	446.1

Total liabilities and stockholders' equity	$1,204.6	$1,253.2	$1,556.9

	First	Second	Third	Fourth	Year-to
	Quarter	Quarter	Quarter	Quarter	Date

BUSINESS SEGMENT HIGHLIGHTS:
AS REPORTED FROM CONTINUING OPERATIONS:
Net sales:
2002
Paperboard Packaging	$155.0				$155.0
Plastic Packaging	25.2				25.2
Land Development	1.9				1.9

	$182.1				$182.1

2001
Paperboard Packaging	$172.0	$155.2	$176.7	$167.5	$671.4
Plastic Packaging	25.9	26.8	22.6	23.2	98.5
Land Development	0.3	4.5	5.3	10.5	20.6

	$198.2	$186.5	$204.6	$201.2	$790.5

EBIT (Earnings before interest and taxes):
2002
Paperboard Packaging	$11.5				$11.5
Plastic Packaging	2.3				2.3
Land Development	1.1				1.1
Corporate/Other	(3.4)				(3.4)

	$11.5				$11.5

2001 (a)
Paperboard Packaging	$14.4	$12.5	$15.9	$19.3	$62.1
Plastic Packaging	1.6	1.7	(0.7)	0.4	3.0
Land Development	0.0	3.3	4.8	6.9	15.0
Corporate/Other	(5.7)	(5.6)	(3.7)	(4.5)	(19.5)

	$10.3	$11.9	$16.3	$22.1	$60.6

(a) EBIT for each of the quarters in 2001 included amortization expense of approximately $3.6 million, or $14.4 million for the year ended December 30, 2001